Exhibit 21.0

Subsidiaries of the Registrant

Subsidiaries of William Penn Bancorporation

Name	Percentage Owned	State of Incorporation
William Penn Bank	100%	Pennsylvania

Subsidiaries of William Penn Bank

Name	Percentage Owned	State of Incorporation
WPSLA Investment Corporation	100%	Delaware